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                                                                   EXHIBIT 99.03

                       REGISTRATION OF COMMODITY POOL PROGRAMS
              Adopted on September 21, 1983, effective January 1, 1984;
                        amended and adopted August 30, 1990


                                  I.   INTRODUCTION

     A.   APPLICATION

          1. The standards contained in these Guidelines pertain to the offer and sale of securities by commodity pool limited partnerships or analogous corporate entities and are designed to establish uniform and consistent standards to be applied by the various state securities ADMINISTRATORS. The primary focus of the Guidelines is on the securities related aspects of commodity pool limited partnerships or analogous corporate entities rather than the technical aspects of futures trading. The Guidelines do not purport to supplant existing or future rules and regulations promulgated by the Commodity Futures Trading Commission or the National Futures Association.

          2. The ADMINISTRATOR may modify or waive such Guidelines if the object sought to be achieved thereby is accomplished by other means. Where the individual characteristics of specific PROGRAMS warrant modification from these standards, they will be accommodated, insofar as possible, while still being consistent with the spirit of these Guidelines.

     COMMENT: In granting modifications or waivers from these Guidelines, the ADMINISTRATOR may take into consideration such factors as: (i) the experience and prior performance of the SPONSOR and/or ADVISOR: (ii) reduction of ORGANIZATIONAL AND OFFERING EXPENSES, management, advisory or incentive fees, brokerage commissions, other fees, costs and expenses below the limits set forth in Section IV: and (iii) more favorable redemption rights.

          3. Where applicable, the ADMINISTRATOR may require compliance with the jurisdiction's guidelines for corporate securities and may not allow a security with different rights and privileges to be issued unless there is justification therefor.

          4. When required by the ADMINISTRATOR, a CROSS REFERENCE SHEET shall be furnished with the application.

     B. DEFINITIONS. As used in these Guidelines, the following terms shall mean:

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          1.   ADMINISTRATOR-The official or agency administering the
               securities laws of a state.

          2. ADVISOR-Any PERSON who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of COMMODITY CONTRACTS or commodity options.

          3. AFFILIATE-An AFFILIATE of a PERSON means (a) any PERSON directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such PERSON; (b) any PERSON 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such PERSON; (c) any PERSON, directly or indirectly, controlling, controlled by, or under common control of such PERSON; (d) any officer, director or partner of such PERSON; or (e) if such PERSON is an officer, director or partner, any PERSON for which such PERSON acts in any such capacity.

          4. CAPITAL CONTRIBUTIONS-The total investment in a PROGRAM by a PARTICIPANT or by all PARTICIPANTS, as the case may be.

          5. COMMODITY BROKER-Any PERSON who engages in the business of effecting transactions in COMMODITY CONTRACTS for the account of others or for his own account.

          6. COMMODITY CONTRACT-A contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

          7. CROSS REFERENCE SHEET-A compilation of the Guideline sections, referenced to the page of the prospectus, PROGRAM agreement, or other exhibits, and justification of any deviation from the Guidelines.

          8. NET ASSETS-The total assets, less total liabilities, of the PROGRAM determined on the basis of generally accepted accounting principles. NET ASSETS shall include any unrealized profits or losses on open positions, and any fee or expense including NET ASSET fees accruing to the PROGRAM.

          9. NET ASSET VALUE PER PROGRAM INTEREST-The NET ASSETS divided by the number of PROGRAM INTERESTS outstanding.

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          10.  NET WORTH-The excess of total assets over total liabilities as determined by generally accepted accounting principles. NET WORTH shall be determined exclusive of home, home furnishings and automobiles.

          11. NEW TRADING PROFITS-The excess, if any, of NET ASSETS at the end of the period over NET ASSETS at the end of the highest previous period or NET ASSETS at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on NET ASSETS resulting from new CAPITAL CONTRIBUTIONS, redemptions, or capital distributions, if any, made during the period decreased by interest or other income, not directly related to trading activity, earned on PROGRAM assets during the period, whether the assets are held separately or in margin account.

          12. ORGANIZATIONAL AND OFFERING EXPENSES-All expenses incurred by the PROGRAM in connection with and in preparing a PROGRAM for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter's attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of its PROGRAM INTEREST under federal and state law, including taxes and fees, accountants' and attorneys' fees.

          13.  PARTICIPANT-The holder of a PROGRAM INTEREST.

          14. PERSON-Any natural PERSON, partnership, corporation, association or other legal entity.

          15. PIT BROKERAGE FEE. PIT BROKERAGE FEE shall include floor brokerage, clearing fees, National Futures Association fees, and exchange fees.

          16. PROGRAM-A Limited partnership, joint venture, corporation, trust or other entity formed and operated for the purpose of investing in COMMODITY CONTRACTS.

          17. PROGRAM BROKER-A COMMODITY BROKER that effects trades in COMMODITY CONTRACTS for the account of a PROGRAM.

          18. PROGRAM INTEREST-A limited partnership interest or other security representing ownership in a PROGRAM.

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          19.  PYRAMIDING-A method of using all or a part of an unrealized profit in a COMMODITY CONTRACT position to provide margin for any additional COMMODITY CONTRACTS of the same or related commodities.

          20. SPONSOR-Any PERSON directly or indirectly instrumental in organizing a PROGRAM or any PERSON who will manage or participate in the management of a PROGRAM, including a COMMODITY BROKER who pays any portion of the ORGANIZATIONAL EXPENSES of the PROGRAM, and the general partner(s) and any other PERSON who regularly performs or selects the PERSONS who perform services for the PROGRAM. SPONSOR does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of the units. The term "SPONSOR" shall be deemed to include its AFFILIATES.

          21. VALUATION DATE-The date as of which the NET ASSETS of the PROGRAM are determined.

          22.  VALUATION PERIOD-A regular period of time between VALUATION
               DATES.

II.  REQUIREMENTS OF THE SPONSOR.

     A. EXPERIENCE. Both the SPONSOR and the ADVISOR must be able to demonstrate sufficient knowledge and experience to carry out the PROGRAM policies and objectives and to manage PROGRAM operations. Ordinarily a minimum of three years of relevant experience will be deemed sufficient.

     B. FINANCIAL CONDITION. The financial condition of the Sponsor must be commensurate with any financial obligations assumed in the operation of the PROGRAM. At a minimum, the NET WORTH of the general partner shall be:

          1. An amount equal to 5% of CAPITAL CONTRIBUTIONS in all existing PROGRAMS in which the SPONSOR has potential liability as a general partner plus 5% of the PROGRAM INTERESTS being offered.

          2. For this section, the minimum required NET WORTH shall in no case be less than $50,000 nor shall NET WORTH in excess of $1,000,000 be required.

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          3.   Evaluation will be made of contingent liabilities and the use of promissory notes to determine the appropriateness of their treatment in the computation of NET WORTH. If stock subscriptions or promissory notes are used, the ADMINISTRATOR may request that the SPONSOR demonstrate that the prospective subscriber or maker have sufficient NET WORTH to fund its obligation for the maximum amount of PROGRAM INTERESTS being offered. A currently enforceable contract shall exist that will require the prospective subscriber or maker to honor its obligation upon CAPITAL CONTRIBUTION to the PROGRAM.

     COMMENT: See Section VI.C.4.(b). for specific requirements relating to the balance sheet of the SPONSOR.

     C. INVESTMENT IN THE PROGRAM. The SPONSOR must make a permanent investment in the PROGRAM equal to the greater of 1% of CAPITAL CONTRIBUTIONS or $25,000. The SPONSOR'S investment should be made prior to the commencement of trading and shall be maintained throughout the existence of the PROGRAM. In appropriate cases, the ADMINISTRATOR may require the SPONSOR to purchase for cash additional interests in the PROGRAM.

     D. REPORTS. The SPONSOR shall submit to the ADMINISTRATOR any information required to be filed with the ADMINISTRATOR, including, but not limited to, reports and statements required to be distributed to PARTICIPANTS.

     E. TAX RULING OR OPINION. If the PROGRAM is organized as a limited partnership, the SPONSOR must obtain a favorable tax ruling from the Internal Revenue Service or an opinion of qualified tax counsel in a form acceptable to the ADMINISTRATOR concerning the tax status of a limited partnership.

     F.   LIABILITY AND INDEMNIFICATION.

          1. The PROGRAM shall not provide for indemnification of the SPONSOR (which shall include AFFILIATES only if such AFFILIATES are performing services on behalf of the PROGRAM) for any liability or loss suffered by the SPONSOR, nor shall it provide that the SPONSOR be held harmless for any loss or liability suffered by the PROGRAM, unless all of the following conditions are met:

               (a) The SPONSOR has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the PROGRAM, and

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               (b)  The SPONSOR was acting on behalf of or performing services for the PROGRAM, and

               (c) such liability or loss was not the result of negligence or misconduct by the SPONSOR, and

               (d) such indemnification or agreement to hold harmless is recoverable only out of the assets of the PROGRAM and not from the PARTICIPANTS.

          2. Notwithstanding anything to the contrary contained in Section II.F.1., the SPONSOR and any PERSON acting as a broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless the following conditions are met:

               (a) There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or

               (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or

               (c) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and

               (d) in the case of subparagraph (c), the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the position of any state securities regulatory authority where PROGRAM INTERESTS were offered or sold as to indemnification for violations of securities laws; provided that the court need only be advised and consider the positions of the securities regulatory authorities of those states (i) which are specifically set forth in the PROGRAM agreement and (ii) in which plaintiffs claim they were offered or sold PROGRAM INTERESTS.

          3. The PROGRAM may not incur the cost of that portion of liability insurance which insures the SPONSOR for any liability as to which the SPONSOR is prohibited from being indemnified under this section.
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          4.   The provision of advancement from PROGRAM funds to a SPONSOR or its AFFILIATES for legal expenses and other costs incurred as a result of any legal action is permissible if the following conditions are satisfied:

               (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the PROGRAM;

               (b) the legal action is initiated by a third party who is not a PARTICIPANT, or the legal action is initiated by a PARTICIPANT and a court of competent jurisdiction specifically approves such advancement; and

               (c) the SPONSOR or its AFFILIATES undertake to repay the advanced funds to the PROGRAM, together with the applicable legal rate of interest thereon, in cases in which such PERSON is not entitled to indemnification under Section II.F.1.

     G. REMOVAL OR WITHDRAWAL OF GENERAL PARTNER(S). In PROGRAMS organized as limited partnerships, the general partner(s) may not voluntarily withdraw from the partnership without 120 days prior written notice thereof to the limited partners. If a general partner withdraws as general partner and the limited partners or remaining general partners elect to continue the partnership, the withdrawing general partner shall pay all expenses incurred as a result of its withdrawal. In the event of removal or withdrawal, the general partner shall be entitled to a redemption of its interest in the partnership at its NET ASSET value on the next VALUATION DATE following the date of removal or withdrawal.

     H. PROPER REGISTRATION. A SPONSOR and ADVISOR must be in compliance with applicable registration requirements under the COMMODITY EXCHANGE ACT as amended.

III. SUITABILITY OF PARTICIPANTS

     A.   GENERAL POLICY.

          1. The SPONSOR shall establish minimum income and net worth standards for PERSONS who purchase PROGRAM INTERESTS.

          2. The SPONSOR shall propose minimum income and net worth standards which are reasonable given the type of PROGRAM and the risks associated with the purchase of PROGRAM INTERESTS. PROGRAMS with greater investor risk shall have minimum standards with a substantial NET WORTH requirement. The ADMINISTRATOR shall evaluate the

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               standards proposed by the SPONSOR when the PROGRAM'S application for registration is reviewed. In evaluating the proposed standards, the ADMINISTRATOR may consider the following:

               (a)  potential volatility in net asset value;

               (b)  potential PARTICIPANTS;

               (c) relationships among potential PARTICIPANTS, SPONSOR, and ADVISOR;

               (d)  liquidity of PROGRAM INTERESTS;

               (e) prior performance of SPONSOR, ADVISOR, and, if applicable, PROGRAM;

               (f)  financial condition of the SPONSOR;

               (g)  potential transactions between the PROGRAM and the SPONSOR;
                    and

               (h)  any other relevant factors.

     B.   INCOME AND NET WORTH STANDARDS.

          1. Unless the ADMINISTRATOR determines that the risks associated with the PROGRAM would require lower or higher standards, each PARTICIPANT shall have:

               (a) a minimum annual gross income of $45,000 and a minimum NET WORTH of $45,000; or

               (b)  A minimum NET WORTH of $150,000.

          2. NET WORTH shall be determined exclusive of home, home furnishings, and automobiles.

          3. In the case of sales to fiduciary accounts, these minimum standards shall be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the PROGRAM INTERESTS if the donor or grantor is the fiduciary.

          4.   The SPONSOR shall set forth in the final prospectus:

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               (a)  the investment objectives of the PROGRAM;

               (b) a description of the type of PERSON who might benefit from an investment in the PROGRAM; and

               (c) the minimum standards imposed on each PARTICIPANT in the PROGRAM.

     C.   DETERMINATION THAT SALE TO PARTICIPANT IS SUITABLE AND APPROPRIATE.

          1. The SPONSOR and each PERSON selling PROGRAM INTERESTS on behalf of the SPONSOR or PROGRAM shall make every reasonable effort to determine that the purchase of PROGRAM INTERESTS is a suitable and appropriate investment for each PARTICIPANT.

          2. In making this determination, the SPONSOR and each PERSON selling PROGRAM INTERESTS on behalf of the SPONSOR or PROGRAM shall ascertain that the prospective PARTICIPANT:

               (a) meets the minimum income and net worth standards established for the PROGRAM;

               (b) can reasonably benefit from the PROGRAM based on the prospective PARTICIPANT'S overall investment objectives and portfolio structure;

               (c) is able to bear the economic risk of the investment based on the prospective PARTICIPANT'S overall financial situation; and

               (d)  has apparent understanding of:

                    (1)  the fundamental risks of the investment;

                    (2) the risk that the PARTICIPANT may lose the entire investment;

                    (3)  the restrictions on the liquidity of PROGRAM INTERESTS;

                    (4)  the restrictions on transferability of PROGRAM
                         INTERESTS;

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                    (5)  the background and qualifications of the SPONSOR and
                         ADVISOR; and

                    (6)  the tax consequences of the investment.

          3. The SPONSOR or each PERSON selling PROGRAM INTERESTS on behalf of the SPONSOR or PROGRAM will make this determination on the basis of information it has obtained from a prospective PARTICIPANT. Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, NET WORTH, financial situation, and other investments of the prospective PARTICIPANT, as well as any other pertinent factors.

          4. The SPONSOR or each PERSON selling PROGRAM INTERESTS on behalf of the SPONSOR or PROGRAM shall maintain records of the information used to determine that an investment in PROGRAM INTERESTS is suitable and appropriate for each PARTICIPANT. The SPONSOR or each PERSON selling PROGRAM INTERESTS on behalf of the SPONSOR or PROGRAM shall maintain these records for at least six years.

          5. The SPONSOR shall disclose in the final prospectus the responsibility of the SPONSOR and each PERSON selling PROGRAM INTERESTS on behalf of the SPONSOR or PROGRAM to make every reasonable effort to determine that the purchase of PROGRAM INTERESTS is a suitable and appropriate investment for each PARTICIPANT, based on information provided by the PARTICIPANT regarding the PARTICIPANT'S financial situation and investment objectives.

     D.   SUBSCRIPTION AGREEMENTS.

          1. The ADMINISTRATOR may require that each PARTICIPANT complete and sign a written subscription agreement.

          2. The SPONSOR may require that each PARTICIPANT make certain factual representations in the subscription agreement, including the following:

               (a) The PARTICIPANT meets the minimum income and net worth standards established for the PROGRAM.

               (b) The PARTICIPANT is purchasing the PROGRAM INTERESTS for his or her own account.

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               (c)  The PARTICIPANT has received a copy of the prospectus.

               (d) The PARTICIPANT acknowledges that the investment is not liquid except for limited redemption provisions.

          3. The PARTICIPANT must separately sign or initial each representation made in the subscription agreement. Except in the case of fiduciary accounts, the PARTICIPANT may not grant any PERSON a power of attorney to make such representations on his or her behalf.

          4. The SPONSOR and each PERSON selling PROGRAM INTERESTS on behalf of the SPONSOR or PROGRAM shall not require a PARTICIPANT to make representations in the subscription agreement which are subjective or unreasonable and which:

               (a) might cause the PARTICIPANT to believe that he or she has surrendered rights to which he or she is entitled under federal or state law; or

               (b) would have the effect of shifting the duties regarding suitability, imposed by law on broker-dealers, to the PARTICIPANT.

          5. Prohibited representations include, but are not limited to the following:

               (a) The PARTICIPANT understands or comprehends the risks associated with an investment in the PROGRAM.

               (b)  The investment is a suitable one for the PARTICIPANT.

               (c)  The PARTICIPANT has read the prospectus.

               (d) In deciding to invest in the PROGRAM, the PARTICIPANT has relied solely on the prospectus, and not on any other information or representations from other PERSONS or sources.

          6. The SPONSOR may place the content of the prohibited representations in the subscription agreement in the form of disclosures to the PARTICIPANT. The SPONSOR may not place these disclosures in the PARTICIPANT representation section of the subscription agreement.

     E.   COMPLETION OF SALE.

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          1.   The SPONSOR or any person selling PROGRAM INTERESTS ON behalf of the SPONSOR or PROGRAM may not complete a sale of PROGRAM INTERESTS to a PARTICIPANT until at least five business days after the date the PARTICIPANT receives a final prospectus.

          2. The SPONSOR or the PERSON designated by the SPONSOR shall send each PARTICIPANT a confirmation of his or her purchase.

     F. MINIMUM INVESTMENT. The ADMINISTRATOR may require a minimum initial and subsequent cash investment amount.

IV.  FEES, COMPENSATION AND EXPENSES.

     A.   ORGANIZATIONAL AND OFFERING EXPENSES.

          1. All ORGANIZATIONAL AND OFFERING EXPENSES, including commissions, and any other compensation for sales of PROGRAM INTERESTS shall be reasonable. In no event shall these expenses exceed 15% of the CAPITAL CONTRIBUTIONS of the offering, regardless of the source of payment. Any interest paid by the PROGRAM on deferred ORGANIZATIONAL AND OFFERING EXPENSES shall comply with Section VI.C.2.(e). Included in ORGANIZATIONAL AND OFFERING EXPENSES shall be the redemption fees as set forth in Section VII.B.

          2. No SPONSOR shall directly or indirectly pay or award any commissions or other compensation to any PERSON engaged to sell PROGRAM INTERESTS or give investment advice to a potential PARTICIPANT; provided, however, that this clause shall not prohibit the payment to a registered broker-dealer or other properly licensed PERSON of normal sales commissions for selling PROGRAM INTERESTS.

     COMMENT: Compensation paid to sales agents from a percentage of commodity brokerage commissions (trail commissions) will not be considered objectionable offering expenses under Section IV.A.

     B. (Formerly Section IV.B.5) EXPENSES OF THE PROGRAM. All expenses of the PROGRAM shall be billed directly to and paid by the PROGRAM. The SPONSOR shall not be allowed (other than for ORGANIZATIONAL AND OFFERING EXPENSES) to allocate to the PROGRAM any portion of its indirect expenses incurred in connection with the administration of the PROGRAM, including but not limited to salaries, rent, travel expenses and such other items generally falling under the category of SPONSOR overhead expense. All customary and routine administrative expenses of the PROGRAM, except for the

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          actual cost of legal and audit services provided by third parties, shall be subject to the limitations imposed by Section IV.C.1. of these Guidelines. The prospectus shall contain a separate estimate of the amount of legal and audit fees to be charged to the PROGRAM during the first full year of its operations based on minimum and maximum offering sizes.

     C.   COMPENSATION.

          1. NET ASSET Fee-Management fees, advisory fees and all other fees, except for incentive fees and commodity brokerage commissions, when added to the customary and routine administrative expenses of the PROGRAM shall not exceed 1/2 of 1% of NET ASSETS per month (not to exceed 6% annually). For the purpose of this limitation, customary and routine administrative expenses shall include all expenses of the PROGRAM other than commodity brokerage commissions, incentive fees, the actual cost of legal and audit services and extraordinary expenses. The SPONSOR shall not receive a NET ASSET fee if it receives, directly or indirectly, any portion of the brokerage commissions under Section IV.C.3 If necessary, the SPONSOR shall reimburse the PROGRAM, no less frequently than quarterly, for the amount by which such aggregate fees and expenses exceed the limitations herein provided during the period for which reimbursement is made up to an amount not exceeding the aggregate compensation received by the SPONSOR, including direct or indirect participations in commodity brokerage commissions charged to the PROGRAM. If reimbursement is required or extraordinary expenses are incurred, the SPONSOR shall include in the PROGRAM'S next regular report to the PARTICIPANTS a discussion of the circumstances or events which resulted in the reimbursement or extraordinary expenses.

          2.   Incentive Fees.

               (a) The aggregate incentive fee paid by the PROGRAM shall not exceed 15% of the NEW TRADING PROFITS of the PROGRAM, calculated not more often than quarterly on the VALUATION DATE, over the highest previous VALUATION DATE. For purposes of this calculation, PROGRAM losses shall be carried forward but shall not be carried back. In no event may a modification of ADVISOR compensation result in such compensation exceeding the limitations provided herein. Furthermore, any new contract with an existing ADVISOR must carry forward all losses attributable to that ADVISOR.

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               (b)  The SPONSOR or ADVISOR will be entitled to an additional 2%
                    incentive fee for each 1% by which the PROGRAM'S NET ASSET fee as set forth in IV.C.1. is reduced below 6% annually.

               (c) Multi-ADVISOR PROGRAMS. The prospectus must clearly disclose, in both the prospectus summary and text of the prospectus, that incentive fees may be paid to an ADVISOR for a given period despite aggregate PROGRAM losses for such period.

               (d) The prospectus shall contain a sample calculation of how incentive fees will be determined.

          3.   Brokerage Commissions:

               (a) The round turn commission to be initially charged to the PROGRAM for each commodity on each exchange on which the PROGRAM is expected to trade shall be disclosed immediately following the compensation table in the prospectus. An estimated range of such round turn commission shall be included in the prospectus summary section. Such round turn commission shall include all fees charged for each brokerage transaction; including, but not limited to, PIT BROKERAGE FEES. An estimate of the round turn commission should be included where a flat rate or asset based commission will be utilized.

               (b) The prospectus must clearly disclose, in both the prospectus summary and the text of the prospectus, an estimate of what the brokerage rate will equal as a percentage of average NET ASSETS annually.

               (c) The PROGRAM shall seek the best price and services available in its commodity futures brokerage transactions. A SPONSOR shall not effect any transactions in COMMODITY CONTRACTS with any COMMODITY BROKER affiliated directly or indirectly with the SPONSOR or with any ADVISOR providing the SPONSOR with research information, recommendations or other services which might be of value to the SPONSOR, unless such transactions are effected at competitive rates. In no event will the PROGRAM be allowed to enter into any exclusive brokerage contract. Brokerage commission charges will be presumptively reasonable if they satisfy one of the following maximum rates:

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                    i.   80% of the published retail rate plus PIT BROKERAGE
                         FEEs, or

                    ii. 14% annually of the average NET ASSETS excluding the PROGRAM assets not directly related to trading activity. This 14% limitation shall include PIT BROKERAGE FEEs.

                    The prospectus must state that the brokerage commissions to be charged will not exceed the limitations set forth herein. The ADMINISTRATOR may require the PROGRAM to file periodic reports concerning all brokerage transactions.

          4.   Other income.

               a. Any interest or other income derived from any portion of the PROGRAM assets whether held in the PROGRAM'S margin account or otherwise shall accrue solely to the benefit of the PROGRAM except as set forth below:

                    (1) Interest income may be used to reimburse the SPONSOR for "deferred" ORGANIZATIONAL AND OFFERING EXPENSES. Such compensation must be within the overall limits set by Section IV.A.1.

                    (2) Not more than 20% of interest income derived from PROGRAM assets may be allocated to the PROGRAM BROKER. However, any interest income allocated to the PROGRAM BROKER must be included in determining whether the limitations imposed by Section IV.C.3.(c) have been satisfied.

                    Any interest or other income derived from any portion of the PROGRAM assets accruing to the benefit of the SPONSOR or PROGRAM BROKER pursuant to Sections (1) or (2) herein, must be clearly disclosed as compensation. The prospectus must include a statement regarding the disposition of any interest or other income earned by any portion of the PROGRAM assets.

               b. A SPONSOR shall not take any action with respect to the assets or property of the PROGRAM which does not benefit the PROGRAM. Such a prohibited action, among others would be the utilization of PROGRAM funds as compensating balances for the SPONSOR'S exclusive benefit.

          5. Only those items of compensation permitted herein will be allowed. Any variance must be adequately justified to the ADMINISTRATOR.

V.   RIGHTS AND OBLIGATIONS OF PARTICIPANTS.

     A. MEETINGS. Meetings of the PARTICIPANTS may be called by the general partner or by PARTICIPANTS holding more than 10% of the then outstanding PROGRAM INTERESTS for any matters for which the PARTICIPANTS may vote as set forth in a limited partnership agreement or charter document. Such call for a meeting shall be deemed to have been made upon receipt by the general partner of a written request, either in PERSON or by certified mail, from holders of the requisite percentage of PROGRAM INTERESTS stating the purpose of the meeting. The general partner shall, within 15 days after receipt of said request, provide written notice, either in PERSON or by certified mail, to all PARTICIPANTS of the meeting and the purpose of such meeting, which shall be held on a date not less than 30 or more than 60 days after the date of receipt of said notice at a reasonable time and place.

     B. VOTING RIGHTS OF LIMITED PARTNERS. To the extent permitted by the law of the state of formation, the PROGRAM agreement shall provide that a majority of the outstanding PROGRAM INTERESTS may, without necessity for concurrence by the general partner, vote to (1) amend the PROGRAM agreement, (2) remove the general partner(s), (3) elect a new general partner(s), (4) cancel any contract for services with the SPONSOR without penalty upon 60 days written notice, and (5) dissolve the PROGRAM. Without concurrence of a majority of the outstanding PROGRAM INTERESTS, the general partner(s) may not (i) amend the PROGRAM agreement except for amendments which do not adversely affect the rights of PARTICIPANTS, (ii) appoint a new general partner(s), or
          (iii) dissolve the PROGRAM. Any amendment to the PROGRAM agreement which modifies the compensation or distributions to which a general partner is entitled or which affects the duties of a general partner may be conditioned upon the consent of the general partner. If the law of the state of formation provides that the PROGRAM will dissolve upon termination of a general partner(s) unless the remaining general partner(s) continues the existence of the PROGRAM, the PROGRAM agreement shall obligate the remaining general partner(s) to continue the PROGRAM'S existence; and if there will be no remaining general partner(s), the termination of the last general partner shall not be effective for a period of at least 120 days during which time a majority of the outstanding PROGRAM INTERESTS shall have the right to elect a general partner who shall agree to continue the existence of the PROGRAM. The PROGRAM agreement shall provide for a successor general partner where the only general partner of the PROGRAM is an individual.

     C. (Formerly Section VI.C.4.) MATERIAL CHANGES. Any material changes in the PROGRAM'S basic investment policies or structure shall require prior written approval by a majority of PROGRAM INTERESTS held by PARTICIPANTS.

     D.   ACCESS TO PROGRAM RECORDS.

          1. The SPONSOR shall maintain at the principal office of the PROGRAM a list of the names and addresses of an PROGRAM INTERESTS owned by all PARTICIPANTS. Such list shall be made available for the review by any PARTICIPANT or his representative at reasonable times, and upon request, either in PERSON or by mail the SPONSOR shall furnish a copy of such list to any PARTICIPANT or his representative upon payment, in advance, of the reasonable cost of reproduction and mailing.

          2. The PARTICIPANTS and their representatives shall be permitted access to all records of the PROGRAM, after adequate notice, at any reasonable time. The SPONSOR shall maintain and preserve such records for a period of not less than five years.

     E. ANNUAL AND PERIODIC REPORTS. [Compliance with the provisions of CFTC regulations for Reporting to Pool PARTICIPANTS, 17 C.F.R. Section
          4.22 will be considered sufficient to comply with this Section E.]

          1. The partnership agreement shall provide for the transmittal to each PARTICIPANT of an annual report within 120 days after the close of the fiscal year containing at least the following information:

               (a) A balance sheet as of the end of the PROGRAM'S fiscal year and statements of income, partners' equity, and cash flows for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of an independent certified public accountant or independent public accountant.

               (b) A statement showing the total fees, compensation, brokerage commissions and expenses paid by the PROGRAM, segregated as to type, and stated both in aggregate dollar terms and as a percentage of NET ASSETS.

               (c) The average round turn rate for the fiscal year shall be computed within the scope of the annual audit. Such rate shall be disclosed in the annual report.

          2. A SPONSOR shall be required to furnish PARTICIPANTS with quarterly reports, which may be unaudited, containing the same information as in (a) and (b) above within 60 days after the end of the quarter.

          3. A SPONSOR shall provide to all PARTICIPANTS, not later than March 15th of each year, all information necessary for the preparation of the PARTICIPANT'S income tax returns.

          4. The SPONSOR shall calculate the NET ASSETS of the fund daily and shall make available upon the request of a PARTICIPANT, the NET ASSET VALUE PER PROGRAM INTEREST.

     F.   TRANSFERABILITY OF PROGRAM INTERESTS.

          1. Restrictions on assignment of PROGRAM INTERESTS or on the substitution of a limited partner are generally disfavored and such restrictions will be allowed only if (1) they are necessary to comply with the safe harbor provisions of Internal Revenue Service Notice 88-75 (or other safe harbors adopted by the Internal Revenue Service that protect against treatment as a publicly traded partnership) or (2) they are necessary to preserve the tax status of the partnership or the characterization or treatment of income or loss. In the case of
               (2), any restriction must be affirmatively supported by an opinion of counsel. The PROGRAM agreement shall require the SPONSOR to eliminate or modify any restriction on substitution or assignment at such time as the restriction is no longer necessary.

          2. No transfers may be made where, after the transfer, either the transferee or the transferor would hold less than the minimum number of PROGRAM INTERESTS equivalent to an initial minimum purchase, except for transfers by gift, inheritance, intrafamily transfers, family dissolutions, and transfers to AFFILIATES.

     G. PARTICIPANT LIABILITY. A PROGRAM shall be structured so that a public investor cannot be exposed to liability in excess of the amount of the remaining balance of his capital account excluding partial redemptions, distributions consisting of a return of capital and accumulated profits.

     H.   ASSESSMENTS.  Assessments of any kind shall be prohibited.

VI.   DISCLOSURE AND MARKETING REQUIREMENTS.

     A. MINIMUM PROGRAM CAPITAL. The minimum amount of funds to activate a PROGRAM shall be sufficient to accomplish the objectives of the PROGRAM, including "spreading the risk." Any minimum less than $500,000, after deduction of all front end charges, will be presumed to be inadequate to spread the risk of the public investors.
          Provision must be made for the return of 100% of paid subscriptions in the event that the established minimum to activate the PROGRAM is not reached. All funds received prior to activation of the PROGRAM must be deposited with an independent custodian, trustee or escrow agent whose name and address shall be disclosed in the prospectus.

     COMMENT: The purpose of this requirement is to assure the adequate diversification of the investments of the PROGRAM.

     B. SALES LITERATURE. Sales literature, sales presentation (including prepared presentations to prospective investors at group meetings) and advertising used in the offer or sale of PROGRAM INTERESTS shall conform in all applicable respects to requirements of filing, disclosure and adequacy currently imposed on sales literature, sales presentations and advertising used in the sale of corporate securities.

     C.   CONTENTS OF THE PROSPECTUS.

          1.   Prospectus.   A prospectus which is not part of a registration
               statement declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933 shall generally conform to the disclosure requirements which would apply if the offering were so registered.

          2.   Conflicts of Interest and Transactions with AFFILIATES.

               (a) Any conflicts of interest between the PROGRAM and any SPONSOR, ADVISOR, COMMODITY BROKER or any AFFILIATE thereof, must be fully disclosed.

               (b) Unless specifically provided by these Guidelines the SPONSOR shall not receive compensation or reimbursements for providing goods and services to the PROGRAM.

               (c) The SPONSOR shall also be required to disclose the steps that will be taken to alleviate any real or potential conflict of interest.

               (d) Prohibitions. Certain conflicts of interest are presumed to be materially sufficient to render the proposed PROGRAM incapable of accomplishing its stated objectives in the best interest of the PARTICIPANTS and shall be controlled as follows:

                    (1) It shall be presumptively unreasonable for the ADVISOR to be affiliated with the PROGRAM BROKER.

                    (2) It shall be presumptively unreasonable for the ADVISOR to be affiliated with the SPONSOR if the SPONSOR receives, directly or indirectly, any portion of the brokerage commissions, including trail commissions, from PROGRAM operations.

                    (3) Unless the issuer can overcome the presumptions outlined in (1) and (2) above, the prospectus shall state that at no time will the above affiliations exist.

                    (4) No loans may be made by the PROGRAM to the SPONSOR or any other person.

                    (5) The funds of a PROGRAM shall not be commingled with the funds of any other PERSON. Funds used to satisfy margin requirements will not be considered commingled.

                    (6) No rebates or giveups may be received by the SPONSOR nor may the SPONSOR participate in any reciprocal business arrangements which could circumvent these guidelines. Furthermore, the prospectus and PROGRAM charter documents shall contain language prohibiting the above as well as language prohibiting reciprocal business arrangements which would circumvent the restrictions against dealing with AFFILIATES or other interested parties.

                    (7) A PROGRAM'S charter document shall prohibit the commodity trading ADVISOR or any other PERSON acting in such capacity from receiving a NET ASSET fee under
                         Section IV.C.1. if he shares or participates, directly or indirectly, in any commodity brokerage commissions generated by the program.

                    (8) The maximum period covered by any contract of the partnership with the ADVISOR or SPONSOR shall not exceed one year. The agreement must be terminable without penalty upon 60 days' written notice by the PROGRAM.

                    (9) Any other agreement, arrangement or transactions, proposed or contemplated, may be restricted in the discretion of the ADMINISTRATOR if it would be considered unfair to the PARTICIPANTS in the PROGRAM.

                    (10) A PROGRAM shall not engage in PYRAMIDING.

                    (11) All of the foregoing restrictions shall be disclosed in the prospectus and contained in the partnership agreement or charter document.

               (e) On loans made available to the PROGRAM by the SPONSOR, the SPONSOR may not receive interest in excess of its interest costs, nor may the SPONSOR receive interest in excess of the amounts which would be charged the PROGRAM (without reference to the SPONSOR'S financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose and the SPONSOR shall not receive points or other financing charges or fees regardless of the amount.

          3.   Notification

               (a) Notice shall be sent to each PARTICIPANT within seven business days from the date of:

                              i) any decline in the NET ASSET VALUE PER UNIT to less than 50% of the NET ASSET VALUE on the last VALUATION DATE;

                              ii)  any material change in contracts with
                                   ADVISORS, including any change in ADVISORS or any modification in connection with the method of calculating the incentive fee;

                              iii) any other material change affecting the
                                   compensation of any party.

               (b) No material change related to brokerage commissions shall be made until notice is given and PARTICIPANTS, based on such notice, have the opportunity to redeem pursuant to Section VII.B.

               (c) Included in the required notification shall be a description of the PARTICIPANT'S redemption rights pursuant to VII.B. and C. and voting rights pursuant to V.B. and a description of any material effect such changes may have on the interests of PARTICIPANTS.

          4. FINANCIAL INFORMATION REQUIRED ON APPLICATION. The SPONSOR or the PROGRAM shall provide as an exhibit to the application or where indicated below shall provide as part of the prospectus, the following financial statements:

               (a) Balance Sheet of the PROGRAM. A balance sheet of the PROGRAM as of the end of its most recent fiscal year, prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor's report containing no material qualification or explanatory paragraph relating to material uncertainties or going concern issues, and an unaudited balance sheet as of a date not more than 135 days prior to the date of filing. Such balance sheets shall be included in the prospectus.

               (b)  Balance Sheet of the SPONSOR.

                    (1) Corporate SPONSOR. A balance sheet of any corporate SPONSOR as of the end of its most recent fiscal year, prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor's report containing no material qualification or explanatory paragraph relating to material uncertainties or going concern issues, and an unaudited balance sheet as of a date not more than 135 days prior to the date of filing. Such balance sheets shall be included in the prospectus.

                    (2) Individual SPONSOR. A statement of financial condition as of a time not more than 135 days prior to the date of filing an application. Such statement of financial condition shall be prepared in accordance with generally accepted accounting principles and reviewed and reported upon by an independent certified public accountant or independent public accountant under the review standards as set forth by the American Institute of Certified Public Accountants. A representation of the amount of such NET WORTH must be included in the prospectus.

               (c) Filing of Other Statements. The ADMINISTRATOR may, where consistent with the protection of investors, request additional financial statements of the SPONSOR, ADVISOR, PROGRAM BROKER or any AFFILIATE thereof, or permit the omission of one or more of the statements required under this section and the filing, and substitution thereof, of appropriate statements verifying financial information having comparable relevance to an investor in determining whether he should invest in the PROGRAM.

VII. MISCELLANEOUS PROVISIONS

     A. FIDUCIARY DUTY. The PROGRAM agreement shall provide that the SPONSOR shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the PROGRAM, whether or not in his immediate possession or control, and that he shall not employ, or permit another to employ such funds or assets in any manner except for the exclusive benefit of the PROGRAM.

          In addition, the PROGRAM shall not permit the PARTICIPANT to contract away the fiduciary obligation owed to the PARTICIPANT by the SPONSOR under common law.

     B. REDEMPTIONS. The PROGRAM shall provide for the redemption of PROGRAM interests at least quarterly except that redemption need not be offered until six months after the commencement of trading.
          Redemption charges for units redeemed during the first, second, third, and fourth, six month periods following the commencement of trading, shall not exceed 4%, 3%, 2%, and 1% of the NET ASSET OF VALUE PER PROGRAM INTEREST respectively. The SPONSOR shall state the VALUATION DATE in the prospectus. A PARTICIPANT must notify the SPONSOR in writing at least 10 days prior to the VALUATION DATE of his wish to redeem his PROGRAM INTERESTS. The SPONSOR must redeem such PROGRAM INTERESTS at the NET ASSET value on the VALUATION DATE unless the number of redemptions would be detrimental to the tax status of the PROGRAM; in which case, the SPONSOR shall select by lot so many redemptions as will, in its judgment, not impair the PROGRAM'S status. PARTICIPANTS shall be notified in writing within 10 days after the VALUATION DATE whether or not their PROGRAM INTERESTS have been redeemed. Payment for the redeemed PROGRAM INTERESTS shall be made within 30 days after the VALUATION DATE. The SPONSOR may provide that redemptions may be temporarily suspended if, in the SPONSOR'S judgment, additional redemptions would impair the ability of the PROGRAM to meet its objectives.

     C. SPECIAL REDEMPTION. A Special Redemption period shall be established whenever a PROGRAM experiences a decline in the NET ASSET VALUE PER PROGRAM INTEREST as of the close of business on any business day to less than 50% of the NET ASSET VALUE PER PROGRAM INTEREST on the last VALUATION DATE. PROGRAM trading shall be temporarily suspended during such special redemption period.